Exhibit 99.3

NEWS

RELEASE

Contact:	Scott McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS CLOSES NEW $25 MILLION CAPITAL LEASE
FACILITY WITH CIT GROUP/EQUIPMENT FINANCING, INC.

HOUSTON, TEXAS, November 8, 2007 - Geokinetics Inc. (AMEX: GOK) today announced the closing of a new $25 million capital lease facility with CIT Group/Equipment Financing, Inc. (“CIT”). This facility adds $25 million of additional capacity to the Company’s existing capital lease with CIT that closed on July 25, 2006 for an original amount of $6 million.

Richard Miles, President and CEO of Geokinetics, said: “I am happy to report the expansion of our relationship with CIT. This facility will serve as a major cornerstone for the future growth of Geokinetics. We have recently experienced record levels of backlog and that, along with ever-increasing demand from our customers to deliver world-class data in some of the world’s toughest environments, has fueled our significant capital investment program for this year. This facility will help us to finance our equipment on a long-term basis and support our growth plans going forward.”

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry. Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

GEOKINETICS INC. (AMEX: GOK)

1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX